Exhibit 99.1

SWK Holdings Corporation Announces Financial Results for Second Quarter 2024

Conference Call Scheduled for Friday, August 16, 2024, at 09:00 a.m. CST

Corporate Highlights

•	Second quarter 2024 GAAP net income was $4.4 million, compared with net income of $3.9 million for the second quarter 2023
•	Second quarter 2024 finance receivables segment adjusted non-GAAP net income was $6.5 million, compared with adjusted non-GAAP net income of $7.6 million for the second quarter 2023
•	As of June 30, 2024, net finance receivables were $265.5 million, a 19.0% increase from June 30, 2023
•	The second quarter 2024 effective yield was 14.6%, a 10 bps increase from second quarter 2023
•	As of June 30, 2024, non-GAAP tangible financing book value per share was $20.17, a 6.3% increase from $18.95 at June 30, 2023

Dallas, TX, August 16, 2024 – SWK Holdings Corporation (Nasdaq: SWKH) (“SWK” or the “Company”), a life science-focused specialty finance company catering to small- and mid-sized commercial-stage companies, today provided a business update and announced its financial and operating results for the second quarter ended June 30, 2024.

“For the second quarter 2024, our core Finance Receivables segment reported a 15.3% increase in revenue to $10.7 million. Our finance segment generated $3.3 million of GAAP net income and $6.5 million of adjusted non-GAAP net income as strong performance from the majority of our portfolio was partially offset by a $4.1 million provision for credit losses driven by impairments on two non-accrual loans. Positive developments in the portfolio include a $2.5 million increase in the carrying value of Illuvien as a result of entering into an amendment with the marketer as well as a $0.7 million gain from the conversion of private warrants in AOTI, Inc. to common stock as the company completed an initial public offering during the quarter.” said Jody Staggs, President and CEO of SWK.

Mr. Staggs concluded: “In August we closed an up to $11 million royalty financing to Relief Therapeutics. The custom solution monetized three discrete royalty streams, providing capital to Relief to advance its clinical pipeline while giving SWK a diversified stream of royalties. For the remainder of 2024 we are focused on closing similar loan and royalty financings to innovative life science partners, working with our non-accrual borrowers to achieve positive outcomes, supporting the team at Enteris as it collaborates with our strategic partner to build value.”

Second Quarter 2024 Financial Results

For the second quarter 2024, SWK reported total revenue of $11.5 million, a 21.1% increase compared to $9.5 million for the second quarter 2023. The $2.0 million increase in revenue for the three months ended June 30, 2024 consisted of a $1.4 million increase in Finance Receivables segment revenue and a $0.6 million increase in Pharmaceutical Development segment revenue.

Income before income tax expense for the quarter was $5.4 million for both the three months ended June 30, 2024 and 2023. Although consistent, second quarter 2024 income before income tax expense benefited from a $2.0 million increase in consolidated revenue from interest and fees earned due to funding new loans, a $4.9 million gain from the write off of acquisition-related contingent consideration previously due under the Cara licensing agreement, and a $2.5 million gain on revaluation of Iluvien royalty resulting from an amendment signed in 2Q24, offset by a $5.8 million impairment of the Cara License intangible asset due to cancellation of the related clinical trial, a $2.1 million impairment on our Trio loan, and a $2.2 million impairment on our Exeevo loan directly recorded to the provision for credit losses during 2Q24.

GAAP net income for the quarter ended June 30, 2024, increased to $4.4 million, or $0.35 per diluted share, from $3.9 million, or $0.31 per diluted share, for the second quarter 2023.

For the second quarter 2024 and 2023, non-GAAP adjusted net income was $5.8 million, or $0.47 per share. Non-GAAP adjusted net income for the Finance Receivables segment was $6.5 million, a decrease from $7.6 million for the second quarter 2023.

Total investment assets (defined as finance receivables, marketable investments, and warrant assets less the allowance for credit losses) totaled $267.0 million as of June 30, 2024. A 19.0% increase compared with total investment assets of $224.5 million as of June 30, 2023. The allowance for credit loss at quarter’s end totaled $13.1 million, an increase from $11.1 million in the second quarter of 2023.

GAAP book value per share was $22.75 as of June 30, 2024, a 4.4% increase compared to $21.79 as of June 30, 2023. Non-GAAP tangible financing book value per share totaled $20.17, a 6.4% increase compared to $18.95 at June 30, 2023. Management views non-GAAP tangible financing book value per share as a relevant metric to value the Company’s core finance receivable business. Non-GAAP tangible financing book value per share removes the value of the deferred tax assets and Enteris net asset value.

Portfolio Status

SWK did not close any new financings during the quarter ended June 30, 2024 and advanced $7.0 million to existing borrowers. Subsequent to June 30, 2024, SWK closed an up to $11.0 million royalty monetization with $5.8 million advanced at close.

The second quarter 2024 realized yield was 15.4%, unchanged from the second quarter of 2023. The realized yield is inclusive of all fees, including all realized unamortized fees, amendment fees, and prepayment fees, and is calculated based on the simple average of finance receivables at the beginning and end of the period. The realized yield may differ from the effective yield due to actual cash collections being greater or lesser than modeled.

As of June 30, 2024, non-accrual finance receivables totaled $22.4 million. Of the total $22.4 million, $10.4 million consisted of a non-accrual financing originally to Flowonix Medical, $4.5 million consisted of a loan to Exeevo, $3.6 million consisted of a royalty purchase originally to Ideal Implant, and $2.4 million consisted of a royalty to Best ABT, Inc, and $1.5 million consisted of a loan to Trio Healthcare.

As of June 30, 2024, SWK had $5.0 million of unfunded commitments, and after quarter close SWK added an additional $10.3 million of unfunded commitments.

Total portfolio investment activity for the three months ended June 30, 2024, and 2023 was as follows (in thousands):

	Three Months Ended June 30,
	2024	2023
Beginning Portfolio	$262,288	$237,787
(Provision) benefit for credit losses and impairments	(4,074)	682
Interest paid-in-kind	904	606
Investment in finance receivables	7,000	111
Loan discount and fee accretion	1,354	454
Net unrealized gain on marketable investments and warrant assets	226	399
Warrant and equity investments, net of sales and cancellations	44	377
Fair value remeasurement of finance receivable	(1,339)	(864)
Principal payments received on investments	(1,703)	(154)
Royalty paydowns	(815)	(988)
Gain on revaluation of investment receivable	2,495	—
Sale of finance receivables	—	(13,942)
Net realized gain on exercise of warrants	656	—
Ending Portfolio	$267,036	$224,468

Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s reported (GAAP) consolidated net income to SWK’s adjusted consolidated net income (Non-GAAP) for the three-month periods ended June 30, 2024 and 2023. The table eliminates provisions for income taxes, non-cash mark-to-market changes on warrant assets and equity securities, amortization of Enteris intangible assets, foreign currency transaction losses, and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended June 30,
	2024	2023
Net income	$4,395	$3,934
Add: Income tax expense	1,035	1,454
Add: Enteris amortization expense	196	426
Subtract: Unrealized net gain on warrants assets	(226)	(399)
Add: Foreign currency transaction gain	(437)	(316)
Add: Intangible asset impairment expense (Cara License)	5,771	—
Add: Change in fair value of acquisition related contingent consideration (Cara License)	(4,900)	—
Adjusted income before income tax (benefit) expense	5,834	5,099
Adjusted income tax (benefit) expense	—	—
Non-GAAP net income	$5,834	$5,099

In the table above, management has deducted the following non-cash items: (i) change in the fair-market value of equities and warrants, as mark-to-market changes are non-cash, (ii) income taxes, as the Company has substantial net operating losses to offset against future income, (iii) amortization expense associated with Enteris intangible assets, and (iv) impairment/write off of Cara license and associated change in fair value of contingent considerable payable, and (v) foreign currency gain.

Finance Receivables Adjusted Non-GAAP Net Income

The following table provides a reconciliation of SWK’s consolidated adjusted income before provision for income tax expense, listed in the table above, to the non-GAAP adjusted net income for the Finance Receivable segment for the three-month periods ended June 30, 2024 and 2023. The table eliminates Enteris operating loss. The adjusted income before income tax expense is derived in the table above and eliminates income tax expense, non-cash mark-to-market changes on equity securities, amortization of Enteris intangible assets, intangible asset impairment expense, foreign currency transaction gains, and any non-cash impact on the remeasurement of contingent consideration.

	Three Months Ended June 30,
	2024	2023
Non-GAAP net income	$5,834	$5,099
Add: Enteris operating loss, excluding amortization expense and change in fair value of contingent consideration	670	2,515
Adjusted Finance Receivable segment income before income expense	$6,504	$7,614
Adjusted income tax (benefit) expense	—	—
Finance Receivables segment adjusted non-GAAP net income	$6,504	$7,614

Non-GAAP Tangible Finance Book Value Per Share

The following table provides a reconciliation of SWK’s GAAP book value per share to its non-GAAP tangible finance book value per share as of June 30, 2024 and 2023. The table eliminates the deferred tax assets, intangible assets, goodwill, Enteris property and equipment and acquisition-related contingent consideration (in thousands, except per share data):

	Three Months Ended June 30,
	2024	2023
GAAP stockholder’s equity	$283,204	$273,884
Shares outstanding	12,447	12,567
GAAP book value per share	$22.75	$21.79

Less: Deferred tax assets, net	(27,052)	(25,689)
Less: Intangible assets, net	(232)	(7,339)
Less: Goodwill	—	(8,404)
Less: Enteris Property and equipment, net	(4,921)	(5,492)
Plus: Contingent consideration payable	—	11,200
Non-GAAP tangible finance book value	250,999	238,160
Shares outstanding	12,447	12,567
Non-GAAP Tangible book value per share	$20.17	$18.95

Non-GAAP Financial Measures

This release includes non-GAAP adjusted net income, non-GAAP finance receivable segment net income, and non-GAAP tangible financing book value per share, which are metrics that are not compliant with generally accepted accounting principles in the United States (GAAP).

Non-GAAP adjusted net income is adjusted for certain items (including (i) changes in the fair-market value of public equity-related assets and SWK’s warrant assets as mark-to-market changes are non-cash, (ii) income taxes as the Company has substantial net operating losses to offset against future income, (iii) changes in the fair-market value of contingent consideration associated with the Enteris acquisition as these changes are non-cash, (iv) intangible asset impairment expense, and (v) depreciation and amortization expenses, primarily associated with the Enteris acquisition.

In addition to the adjustments noted above, non-GAAP finance receivable segment net income also excludes Enteris operating losses.

Non-GAAP tangible financing book value per share excludes the deferred tax asset, intangible assets, goodwill, Enteris PP&E, and contingent consideration associated with the Enteris transaction.

These non-GAAP measures may not be directly comparable to similar measures used by other companies in the Company’s industry, as other companies may define such measures differently. Management believes that these measures are useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends and provides useful additional information relating to our operations and financial condition. The Company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to better understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Further, non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Conference Call Information

SWK Holdings will host a conference call on Friday, August 16, 2024, at 9:00 a.m. CST, to discuss its corporate and financial results for the second quarter 2024.

Interested participants and investors may access the audio webcast via the Events section of SWK Holdings’ Investor Relations website, https://swkhold.investorroom.com/events, or https://www.webcaster4.com/Webcast/Page/3029/50578.

Additionally, interested participants and investors may access the conference call telephonically by dialing either:

a.	888-506-0062 (U.S.)
b.	973-528-0011 (International)
c.	Participant Access Code: 282310

An archive of the webcast will remain available on SWK Holdings’ website for 12 months beginning at approximately 11:00 a.m. CT, on August 16, 2024.

About SWK Holdings Corporation

SWK Holdings Corporation is a life science focused specialty finance company partnering with small- and mid-sized commercial-stage healthcare companies. SWK provides non-dilutive financing to fuel the development and commercialization of lifesaving and life-enhancing medical technologies and products. SWK’s unique financing structures provide flexible financing solutions at an attractive cost of capital to create long-term value for all SWK stakeholders. SWK’s solutions include structured debt, traditional royalty monetization, synthetic royalty transactions, and asset purchases typically ranging in size from $5.0 million to $25.0 million. SWK also owns Enteris BioPharma, a clinical development and manufacturing organization providing development services to pharmaceutical partners as well as innovative formulation solutions built around its proprietary oral drug delivery technologies, the Peptelligence® platform. Additional information on the life science finance market is available on the Company’s website at www.swkhold.com.

Safe Harbor For Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “look forward,” “intend,” “guidance,” “future” or similar expressions are forward-looking statements. Because these statements reflect SWK’s current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption “Risk Factors” and elsewhere in SWK’s Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein, could affect the Company’s future financial results and could cause actual results to differ materially from those expressed in such forward-looking statements. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause the Company’s actual results to differ materially from expected and historical results. You should not place undue reliance on any forward-looking statements, which speak only as of the date they are made. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Investor Relations and Media

Ira M. Gostin

investorrelations@swkhold.com

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2024	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$5,549	$4,503
Restricted cash	—	733
Interest, accounts receivable and other receivables, net	7,384	4,729
Other current assets	1,859	1,904
Total current assets	14,792	11,869

Finance receivables, net of allowance for credit losses of $13,083 and $13,901 as of June 30, 2024 and December 31, 2023, respectively	265,470	274,504
Collateral on foreign currency forward contract	2,750	2,750
Marketable investments	731	48
Deferred tax assets, net	27,052	28,290
Warrant assets	835	1,759
Intangible assets, net	232	6,487
Property and equipment, net	5,008	5,438
Other non-current assets	4,504	3,109
Total assets	$321,374	$334,254

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued liabilities	$3,310	$3,935
Total current liabilities	5,526	3,944

Contingent consideration payable	—	4,900
Unsecured senior notes, net	31,078	30,781
Revolving credit facility	—	12,350
Other non-current liabilities	1,566	1,964
Total liabilities	38,170	53,939

Commitments and contingencies (Note 6)

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 12,447,195 and 12,497,770 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	12	12
Additional paid-in capital	4,423,472	4,425,104
Accumulated deficit	(4,140,280)	(4,144,801)
Total stockholders’ equity	283,204	280,315
Total liabilities and stockholders’ equity	$321,374	$334,254

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues:
Finance receivable interest income, including fees	$10,680	$9,278	$21,399	$18,538
Pharmaceutical development	804	183	1,083	301
Other	57	36	103	69
Total revenues	11,541	9,497	22,585	18,908
Costs and expenses:
Provision (benefit) for credit losses	4,074	(682)	9,397	(682)
Loss on impairment of intangibles assets	5,771	—	5,771	—
Interest expense	1,119	363	2,375	545
Pharmaceutical manufacturing, research and development expense	520	1,509	1,050	2,228
Change in fair value of acquisition-related contingent consideration	(4,900)	—	(4,900)	—
Depreciation and amortization expense	421	637	935	1,285
General and administrative expense	2,923	2,997	5,607	5,537
Income from operations	1,613	4,673	2,350	9,995
Other income (expense), net
Unrealized net gain (loss) on warrants	226	399	131	(583)
Net realized gain on sale of marketable investments	656	—	513	—
Realized gain (loss) on sale of assets	3	—	(228)	—
Gain on revaluation of finance receivable	2,495	—	2,495	—
Realized and unrealized foreign currency transaction gains	437	316	524	502
Income before income tax expense	5,430	5,388	5,785	9,914
Income tax expense	1,035	1,454	1,264	1,345
Net income	$4,395	$3,934	$4,521	$8,569

Net income per share
Basic	$0.35	$0.31	$0.36	$0.67
Diluted	$0.35	$0.31	$0.36	$0.67
Weighted average shares outstanding
Basic	12,457	12,741	12,466	12,787
Diluted	12,528	12,785	12,534	12,830

SWK HOLDINGS CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$4,521	$8,569
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (benefit) for credit losses	9,397	(682)
Loss on impairment of intangible assets	5,771	—
Right-of-use amortization and cease use costs	261	156
Amortization of debt issuance costs	491	168
Deferred income taxes, net	1,239	1,316
Net change in fair value of warrant assets	(131)	583
Net realized gain on exercise of warrants	(513)	—
Realized loss from sale of assets	228	—
Change in fair value of acquisition-related contingent consideration	(4,900)	—
Gain on revaluation of finance receivable	(2,495)	—
Foreign currency transaction gain	(327)	(516)
Loan discount amortization and fee accretion	(2,592)	(2,297)
Interest paid-in-kind	(904)	(957)
Stock-based compensation	360	199
Depreciation and amortization expense	935	1,285
Changes in operating assets and liabilities:
Interest, accounts receivable and other receivables	(2,655)	(1,287)
Other assets	(150)	(792)
Accounts payable, accrued expenses, and other non-current liabilities	(900)	(354)
Deferred income	2,207	(3)
Net cash provided by operating activities	9,843	5,388

Cash flows from investing activities:
Sale of finance receivables	—	13,942
Sale of marketable investments	574
Investment in finance receivables	(7,446)	(13,101)
Repayment of finance receivables	11,693	3,041
Corporate debt securities principal payments	13	17
Purchases of property and equipment	(21)	(191)
Net cash provided by investing activities	4,813	3,708

Cash flows from financing activities:
Net settlement for employee taxes on stock options	(43)	—
Net payments on credit facility	(12,350)	(2,445)
Payments for financing costs	—	(872)
Repurchases of common stock, including fees and expenses	(1,950)	(5,130)
Net cash used in financing activities	(14,343)	(8,447)
Net increase in cash, cash equivalents, and restricted cash	313	649
Cash, cash equivalents, and restricted cash at beginning of period	5,236	6,156
Cash, cash equivalents, and restricted cash at end of period	$5,549	$6,805

Supplemental non-cash activity:
Derecognition of ROU assets to operating lease liabilities upon termination of lease	$82	$—